Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:                                                   CardioNet, Inc.
Heather Getz
Investor Relations
800-908-7103
investorrelations@cardionet.com

CardioNet, Inc. Appoints Daniel Wisniewski

Senior Vice President, Business Operations

Conshohocken, PA, December 13, 2010 — CardioNet, Inc. (NASDAQ:BEAT), a leading wireless medical technology company with an initial focus on the diagnosis and monitoring of cardiac arrhythmias, announced today the appointment of Daniel Wisniewski as Senior Vice President, Business Operations.

Mr. Wisniewski has over 20 years of experience in operational leadership in healthcare, consulting and engineering services with a strong emphasis in information technology.  He joins the Company from CCS Medical, Inc., where he served as Chief Information Officer. Prior to CCS Medical, Mr. Wisniewski was with Financial Information Technologies where he most recently served as Vice President Information Systems.  Prior to Financial Information Technologies, Mr. Wisniewski held various leadership positions within consulting and engineering firms.  Mr. Wisniewski also served in the U.S. Navy as Officer-In-Charge of a nuclear training unit.

Joseph H. Capper, President and Chief Executive Officer of CardioNet, commented, “We are pleased to welcome Dan to the CardioNet executive team.  He brings an extensive operational background to the Company and has a proven track record of leveraging information technology to drive rapid growth in a healthcare services environment.  Dan’s background and experience are pivotal to making CardioNet the world leader in wireless medicine.”

About CardioNet

CardioNet is the leading provider of ambulatory, continuous, real-time outpatient management solutions for monitoring relevant and timely clinical information regarding an individual’s health.  CardioNet’s initial efforts are focused on the diagnosis and monitoring of cardiac arrhythmias, or heart rhythm disorders, with a solution that it markets as Mobile Cardiac Outpatient Telemetry™ (MCOT™). More information can be found at http://www.cardionet.com.